EXHIBIT 99.1

Clearlake Capital and Siris-Backed Constant Contact Agrees to Acquire SharpSpring

Strategic acquisition to maximize growth and audience engagement for small businesses

WALTHAM, MA and GAINESVILLE, FL - June 22, 2021 – Constant Contact, an established leader in online marketing, backed by Clearlake Capital Group, L.P. (together with its affiliates, “Clearlake”) and Siris Capital (together with its affiliates, “Siris”), today announced it has signed a definitive agreement to acquire SharpSpring, Inc. (“SharpSpring”) (NASDAQ: SHSP) in an all cash transaction valued at approximately $240 million including outstanding indebtedness.

Under the terms of the agreement, which has been unanimously approved by the members of SharpSpring’s Board of Directors, Constant Contact will acquire all the outstanding common stock of SharpSpring for $17.10 per share in cash. The purchase price represents a 21% premium over SharpSpring’s closing share price of $14.11 as of June 21, 2021. The transaction is expected to close in the third quarter of 2021 subject to customary closing conditions including a SharpSpring stockholder approval.

SharpSpring is a cloud-based revenue growth and marketing automation platform that improves the effectiveness of small business’s (SMBs) marketing strategy. Designed for SMBs, and often delivered by digital marketing agencies, SharpSpring generates leads, improves conversions to sales, and drives higher returns on marketing investments. The integration of SharpSpring will give Constant Contact’s SMB clients the ability to easily and successfully engage customers throughout their journey, helping clients deliver better marketing-driven results.

“Constant Contact and SharpSpring share a mission to help small businesses succeed, and this acquisition represents a powerful opportunity to combine our best-in-class email and ecommerce offerings with SharpSpring’s strong suite of revenue growth and marketing automation tools,” said Frank Vella, CEO, Constant Contact. “Today’s Constant Contact retains the customer-first culture that defined our heritage, and I am excited to expand upon that with a commitment to innovation that will accelerate our growth and build upon the passion and agility that has made our brand a leader in digital marketing for so many years.”

“SharpSpring delivers a highly innovative and feature-rich suite of marketing automation software tools. We welcome the company’s talented workforce to Constant Contact and look forward to a long partnership,” said James Pade, Partner, Clearlake, and Tyler Sipprelle, Managing Director, Siris. “This investment augments Constant Contact’s digital marketing software platform by significantly accelerating its product roadmap and enhancing the tools we offer modern-day marketers in their pursuit of key revenue generating activities.”

“Today is a great day for SharpSpring and our stockholders as this transaction brings immediate and certain value at an attractive premium,” said Rick Carlson, CEO, SharpSpring. “Today is also a great day for our team and our customers, as we partner with a scale platform that brings significant added resources as we strive to deliver even greater value to SMBs. Constant Contact is the authority on digital marketing for small businesses. I am thrilled with the opportunity to bring SharpSpring’s revenue growth platform to Constant Contact’s nearly 500,000 small business customers while also further investing in and building upon SharpSpring’s strong customer and digital marketing agency base.”

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For more information regarding the terms and conditions contained in the definitive agreement, please see SharpSpring’s Current Report on Form 8-K, which will be filed in connection with this transaction.

JMP Securities LLC is acting as exclusive financial advisor and Godfrey & Kahn, S.C. is acting as legal counsel to SharpSpring, Inc. Lazard is acting as financial advisor to Constant Contact and Sidley Austin LLP is acting as legal counsel to Constant Contact.

About Constant Contact

Constant Contact, an established leader in online marketing, simplifies the complex task of marketing your business, so you can achieve real results and sell more online. Whether it’s setting up a website and online store, leveraging social and search features to get new customers, or sending great-looking emails with the power to drive more sales, we combine the right tools and advice to help get the results you want. Plus, our award-winning team of marketing advisors is there for each customer, every step of the way. For more information, visit: www.constantcontact.com.

About SharpSpring, Inc.

SharpSpring, Inc. (NASDAQ: SHSP) is a rapidly growing, highly-rated, global and affordable revenue growth platform delivered via a cloud-based Software-as-a-Service (SaaS) solution. More than 10,000 businesses around the world rely on SharpSpring platforms to generate leads, improve conversions to sales, and drive higher returns on marketing investments. Known for its innovation, open architecture and free customer support, SharpSpring offers flexible contracts at a fraction of the price of competitors making it an easy choice for growing businesses and digital marketing agencies. Learn more at sharpspring.com.

About Clearlake

Founded in 2006, Clearlake Capital Group, L.P. is an investment firm operating integrated businesses across private equity, credit and other related strategies. With a sector-focused approach, the firm seeks to partner with experienced management teams by providing patient, long term capital to dynamic businesses that can benefit from Clearlake’s operational improvement approach, O.P.S.® The firm’s core target sectors are technology, industrials, and consumer. Clearlake currently has approximately $39 billion of assets under management, and its senior investment principals have led or co-led over 300 investments. The firm has offices in Santa Monica and Dallas. More information is available at www.clearlake.com and on Twitter @ClearlakeCap.

About Siris

Siris is a leading private equity firm that invests primarily in mature technology and telecommunications companies with mission-critical products and services, facing industry changes or other significant transitions. Siris’ development of proprietary research to identify opportunities and its extensive collaboration with its Executive Partners are integral to its approach. Siris’ Executive Partners are experienced senior operating executives that actively participate in key aspects of the transaction lifecycle to help identify opportunities and drive strategic and operational value. Siris is based in New York and Silicon Valley and has raised nearly $6 billion in cumulative capital commitments. www.siris.com.

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Forward Looking Statements

This press release contains “forward-looking statements” as defined in the U.S. Private Securities Litigation Reform Act of 1995. The reader is cautioned not to rely on these forward-looking statements, such as statements regarding the proposed transaction between Constant Contact and SharpSpring, the expected timetable for completing the transaction, future financial and operating results, benefits and synergies of the transaction, future opportunities for the combined company and any other statements about Constant Contact and SharpSpring managements’ future expectations, beliefs, goals, plans or prospects. These statements are based on current expectations of future events, and these include statements using the words such as “believes,” “plans,” “anticipates,” “expects,” “estimates” and similar expressions. If underlying assumptions prove inaccurate or known or unknown risks or uncertainties materialize, actual results could vary materially from the SharpSpring’s expectations. Risks and uncertainties include, but are not limited to: the risk that the transaction may not be completed in a timely manner or at all, which may adversely affect SharpSpring’s business and the price of its common stock; the failure to satisfy the conditions to the consummation of the transaction, including the adoption of the merger agreement by the stockholders of SharpSpring, and the receipt of certain governmental and regulatory approvals; the effect of the announcement or pendency of the transaction on SharpSpring’s business relationships, operating results, and business generally; risks that the proposed transaction disrupts SharpSpring’s current plans and operations and potential difficulties in SharpSpring’s employee retention as a result of the transaction; risks related to diverting management’s attention from SharpSpring’s ongoing business operations; and the outcome of any legal proceedings that may be instituted against SharpSpring or the purchaser related to the merger agreement or the transaction. The foregoing list of factors is not exhaustive. You should carefully consider the foregoing factors and the other risks and uncertainties that SharpSpring’s business as described in the “Risk Factors” in SharpSpring’s Annual Report on Form 10-K for the year ended December 31, 2021 and in SharpSpring’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2021, and other reports SharpSpring files with the SEC. We assume no obligation to update any forward-looking statements contained in this document as a result of new information, future events or otherwise. These filings identify and address other important risks and uncertainties that could cause actual events and results to differ materially from those contemplated in the forward-looking statements. Copies of these filings are available online at www.sec.gov and https://investors.sharpspring.com/. SharpSpring assumes no obligation and does not intend to update or revise these forward-looking statements, whether as a result of new information, future events, or otherwise.

Important Information for Investors

In connection with the proposed transaction, SharpSpring intends to file with the SEC a proxy statement (the “proxy statement”) and mail the proxy statement to its stockholders. The Proxy Statement will contain important information about Constant Contact, SharpSpring, the transaction and related matters. INVESTORS AND SECURITY HOLDERS OF SHARPSPRING ARE URGED TO READ CAREFULLY THE PROXY STATEMENT WHEN IT BECOMES AVAILABLE, AND OTHER RELEVANT DOCUMENTS, AND ANY RELATED AMENDMENTS OR SUPPLEMENTS, FILED WITH THE SEC BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT SHARPSPRING, THE PROPOSED TRANSACTION AND RELATED MATTERS. Investors and security holders may obtain free copies of the proxy statement and other documents (when available) that SharpSpring files with the SEC through the website maintained by the SEC at www.sec.gov. Copies of the documents filed with the SEC by SharpSpring will be available free of charge on SharpSpring’s investor relations website at https://investors.sharpspring.com/ or by contacting SharpSpring’s Investor Relations Department at SHSP@gatewayir.com.

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No Offer or Solicitation

This communication is neither an offer to buy, nor a solicitation of an offer to sell, subscribe for or buy any securities or the solicitation of any vote or approval in any jurisdiction pursuant to or in connection with the proposed transaction or otherwise, nor shall there be any sale, issuance or transfer of securities in any jurisdiction in contravention of applicable law.

Contacts

For Constant Contact:

Kristen Andrews

pr@constantcontact.com

For SharpSpring:

Gateway Investor Relations

SHSP@gatewayir.com

For Clearlake:

Jennifer Hurson

Lambert & Co.

845-507-0571

jhurson@lambert.com

For Siris:

Dana Gorman / Blair Hennessy

Abernathy MacGregor

212-371-5999

dtg@abmac.com / bth@abmac.com

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